FOR IMMEDIATE RELEASE

EXHIBIT 99.1

Waste Management Announces Third Quarter Earnings
Double-Digit Growth in Net Income and Net Cash Provided by Operating Activity Company Raises Full Year Earnings and Cash Flow Guidance	FOR MORE INFORMATION Waste Management Web site www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Toni Beck 713.394.5093 tbeck3@wm.com

HOUSTON — October 26, 2017— Waste Management, Inc. (NYSE: WM) today announced financial results for its quarter ended September 30, 2017. Revenues for the third quarter of 2017 were $3.72 billion compared with $3.55 billion for the same 2016 period. Net income for the quarter was $386 million, or $0.87 per diluted share, compared with net income of $302 million, or $0.68 per diluted share, for the third quarter of 2016.(a) On an as-adjusted basis, net income was $398 million, or $0.90 per diluted share, in the third quarter of 2017, compared with $374 million, or $0.84 per diluted share, in the third quarter of 2016.(b)

The Company’s as-adjusted third quarter 2017 results exclude pre-tax charges of $11 million related to the withdrawal from an underfunded multiemployer pension plan and $9 million related to an increase in environmental remediation reserves.(b)

Jim Fish, President and Chief Executive Officer of Waste Management, commented, “An impressive year-over-year improvement in our traditional solid waste business powered a strong third quarter, continuing the positive momentum we have seen all year.  Operating EBITDA grew more than 17% when compared to the third quarter of 2016, or almost 7% on an as-adjusted basis.(b) This is the second consecutive quarter of record-high adjusted operating EBITDA.  More importantly, that operating EBITDA performance converted into strong cash flow growth. Our net cash provided by operating activities was also the highest that we have seen in our history.  The combination of our strong core price results, higher volumes, and continued cost improvement focus led to adjusted earnings per diluted share growth of more than 7%, despite an estimated negative $0.01 per diluted share impact from hurricanes Harvey and Irma.(b)”

KEY HIGHLIGHTS FOR THE THIRD QUARTER 2017

•     Overall revenue increased by 4.7%, or $168 million. The revenue increase was primarily driven by positive yield and volume in the Company’s collection and disposal business, which contributed $93 million to revenue growth, and higher recycling commodity prices, which contributed $60 million of revenue growth.

•                  Core price, which consists of price increases net of rollbacks, plus fees other than the Company’s fuel surcharge, was 4.7%.(c)

•                  Internal revenue growth from yield for collection and disposal operations was 2.0%.

•                  Internal revenue growth from volume in the Company’s traditional solid waste business was 1.6% and 2.0% on a workday adjusted basis.  Total Company internal revenue growth from volume was 0.7% and 1.1% on a workday adjusted basis.

•                  As a percent of revenue, operating expenses were 61.9% in the third quarter of 2017, as compared to 62.5% in the third quarter of 2016.  Adjusting for the withdrawal from a multiemployer pension plan, operating expenses as a percent of revenue were 61.7% in the third quarter of 2017.(b)  Operating expenses as a percentage of revenue in the Company’s traditional solid waste business improved about 125 basis points during the quarter, despite the impact of hurricane related expenses and higher fuel costs.

•                  As a percent of revenue, SG&A expenses were 9.6%, compared to 9.3% in the third quarter of 2016.  The increase is largely attributable to a prior year favorable insurance recovery.

•                  Net cash provided by operating activities was $856 million, compared to $758 million in the third quarter of 2016, an increase of 12.9%.  The increase was driven by the Company’s strong operating income growth and working capital improvements.

•                  Capital expenditures were $350 million, compared to $333 million in the third quarter of 2016.

•                  Free cash flow was $512 million, compared to $433 million in the third quarter of 2016, an increase of 18.2%.(b)

•                  The Company returned $685 million to shareholders during the quarter, paying $185 million in dividends and repurchasing $500 million of its common stock.

•                  The effective tax rate was approximately 35.7%, or 35.8% on an as-adjusted basis.(b)

Fish concluded, “Based on our results through the first nine months of the year, we are raising our full-year 2017 guidance of adjusted earnings per diluted share to between $3.19 and $3.21 and free cash flow to between $1.7 and $1.75 billion, despite an anticipated negative $0.03 per diluted share impact from our recycling operations in the fourth quarter. (b)  The strength of our business is evident in the growth of our operating EBITDA and our cash conversion rate, and we expect our strong performance to continue into the fourth quarter and 2018.”

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(a)     For purposes of this press release, all references to “Net income” refer to the financial statement line items “Net income attributable to Waste Management, Inc.”.

(b)     This press release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations and (ii) financial measures the Company uses in the management of its business. Accordingly, net income, earnings per diluted share, operating expenses as a percentage of revenue, effective tax rate, and operating EBITDA have been presented in certain instances excluding items identified in the reconciliations provided. The Company defines operating EBITDA as income from operations before depreciation and amortization; this measure may not be comparable to similarly titled measures reported by other companies.

The Company’s projected full-year 2017 earnings per diluted share is not based on GAAP net earnings per diluted share and are anticipated to be adjusted to exclude the effects of events or circumstances in 2017 that are not representative or indicative of the Company’s results of operations, including the items excluded from our as-adjusted first and third quarter results.  Projected GAAP earnings per diluted share for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share to a GAAP earnings per diluted share projection.

The Company also discusses free cash flow and provides a projection of free cash flow. Free cash flow is a non-GAAP measure. The Company discusses free cash flow because the Company believes that it is indicative of its ability to pay its quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay its debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, the Company believes free cash flow gives investors useful insight into how the Company views its liquidity. Nevertheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as net cash provided by operating activities, less capital expenditures, plus proceeds from divestitures of businesses and other assets (net of cash divested); this definition may not be comparable to similarly titled measures reported by other companies.

The quantitative reconciliations of non-GAAP measures used herein to the most comparable GAAP measures are included in the accompanying schedules, with the exception of projected earnings per diluted share.  Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

(c)     Core price is a performance metric used by management to evaluate the effectiveness of the Company’s pricing strategies; it is not derived from the Company’s financial statements and may not be comparable to measures presented by other companies.  Core price is based on certain historical assumptions, which differs from actual results, to allow for comparability between reporting periods and to reveal trends in results over time.

The Company will host a conference call at 10:00 AM (Eastern) today to discuss the third quarter 2017 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 93100733 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Thursday, October 26, 2017 through 5:00 PM (Eastern) on Thursday, November 9, 2017. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406, and use the replay conference ID number 93100733.

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to statements regarding 2017 earnings per diluted share; 2017 free cash flow; and all statements regarding future business performance and growth. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, increased competition; pricing actions; failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; failure to identify acquisition targets and negotiate attractive terms; failure to consummate or integrate such acquisitions; failure to obtain the results anticipated from acquisitions; environmental and other regulations; commodity price fluctuations; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; significant environmental or other incidents resulting in liabilities and brand damage; weakness in economic conditions; failure to obtain and maintain necessary permits; labor disruptions; impairment charges; and exposure to  litigation and governmental proceedings.  Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business.  The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

ABOUT WASTE MANAGEMENT

Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management, visit www.wm.com or www.thinkgreen.com.

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Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended September 30,
	2017	2016

Operating revenues	$3,716	$3,548

Costs and expenses:
Operating	2,302	2,216
Selling, general and administrative	356	330
Depreciation and amortization	350	336
Restructuring	(2)	-
Expense from divestitures, asset impairments and unusual items, net	9	106
	3,015	2,988
Income from operations	701	560

Other income (expense):
Interest expense, net	(90)	(94)
Equity in net losses of unconsolidated entities	(8)	(9)
Other, net	-	-
	(98)	(103)

Income before income taxes	603	457
Income tax expense	215	153
Consolidated net income	388	304
Less: Net income attributable to noncontrolling interests	2	2
Net income attributable to Waste Management, Inc.	$386	$302

Basic earnings per common share	$0.88	$0.68

Diluted earnings per common share	$0.87	$0.68

Basic common shares outstanding	437.8	442.9

Diluted common shares outstanding	440.8	445.7

Cash dividends declared per common share	$0.425	$0.41

(1)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended September 30,
	2017	2016

EPS Calculation:

Net income attributable to Waste Management, Inc.	$386	$302

Number of common shares outstanding at end of period	434.2	442.0
Effect of using weighted average common shares outstanding	3.6	0.9
Weighted average basic common shares outstanding	437.8	442.9
Dilutive effect of equity-based compensation awards and other contingently issuable shares	3.0	2.8
Weighted average diluted common shares outstanding	440.8	445.7

Basic earnings per common share	$0.88	$0.68

Diluted earnings per common share	$0.87	$0.68

(2)

Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016

Operating revenues	$10,833	$10,149

Costs and expenses:
Operating	6,758	6,339
Selling, general and administrative	1,099	1,032
Depreciation and amortization	1,034	988
Restructuring	-	4
Expense from divestitures, asset impairments and unusual items, net	10	107
	8,901	8,470
Income from operations	1,932	1,679

Other income (expense):
Interest expense, net	(272)	(282)
Equity in net losses of unconsolidated entities	(53)	(32)
Other, net	-	(53)
	(325)	(367)

Income before income taxes	1,607	1,312
Income tax expense	561	466
Consolidated net income	1,046	846
Less: Net loss attributable to noncontrolling interests	-	(1)
Net income attributable to Waste Management, Inc.	$1,046	$847

Basic earnings per common share	$2.37	$1.91

Diluted earnings per common share	$2.36	$1.89

Basic common shares outstanding	440.3	444.3

Diluted common shares outstanding	443.3	447.1

Cash dividends declared per common share	$1.275	$1.23

(3)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016

EPS Calculation:

Net income attributable to Waste Management, Inc.	$1,046	$847

Number of common shares outstanding at end of period	434.2	442.0
Effect of using weighted average common shares outstanding	6.1	2.3
Weighted average basic common shares outstanding	440.3	444.3
Dilutive effect of equity-based compensation awards and other contingently issuable shares	3.0	2.8
Weighted average diluted common shares outstanding	443.3	447.1

Basic earnings per common share	$2.37	$1.91

Diluted earnings per common share	$2.36	$1.89

(4)

 Waste Management, Inc.

 Condensed Consolidated Balance Sheets

 (In Millions)

	September 30,	December 31,
	2017	2016
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$35	$32
Receivables, net	2,002	2,132
Other	263	212
Total current assets	2,300	2,376

Property and equipment, net	11,136	10,950
Goodwill	6,267	6,215
Other intangible assets, net	561	591
Other assets	685	727
Total assets	$20,949	$20,859

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and
deferred revenues	$2,409	$2,377
Current portion of long-term debt	850	417
Total current liabilities	3,259	2,794

Long-term debt, less current portion	8,495	8,893
Other liabilities	3,895	3,852
Total liabilities	15,649	15,539

Equity:
Waste Management, Inc. stockholders’ equity	5,278	5,297
Noncontrolling interests	22	23
Total equity	5,300	5,320
Total liabilities and equity	$20,949	$20,859

(5)

Waste Management, Inc.

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016

Cash flows from operating activities:
Consolidated net income	$1,046	$846
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	1,034	988
Other	185	309
Change in operating assets and liabilities, net of effects of
acquisitions and divestitures	125	109
Net cash provided by operating activities	2,390	2,252

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(80)	(600)
Capital expenditures	(981)	(962)
Proceeds from divestitures of businesses
and other assets (net of cash divested)	19	32
Other, net	58	(20)
Net cash used in investing activities	(984)	(1,550)

Cash flows from financing activities:
New borrowings	122	2,536
Debt repayments	(749)	(2,210)
Net commercial paper borrowings	501	-
Common stock repurchase program	(750)	(500)
Cash dividends	(566)	(546)
Exercise of common stock options	92	57
Tax payments associated with equity-based compensation transactions	(47)	(30)
Other, net	(7)	(18)
Net cash used in financing activities	(1,404)	(711)

Effect of exchange rate changes on cash and cash equivalents	1	-

Increase (decrease) in cash and cash equivalents	3	(9)
Cash and cash equivalents at beginning of period	32	39
Cash and cash equivalents at end of period	$35	$30

Prior year information has been revised to reflect the adoption of ASU 2016-09 and conform to our current year presentation.

(6)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	September 30,	June 30,	September 30,
	2017	2017	2016
Operating Revenues by Lines of Business

Collection
Commercial	$936	$917	$881
Residential	635	632	630
Industrial	673	654	633
Other	107	123	110
Total Collection	2,351	2,326	2,254
Landfill	884	864	831
Transfer	412	414	397
Recycling	375	375	325
Other	443	437	432
Intercompany (a)	(749)	(739)	(691)
Operating revenues	$3,716	$3,677	$3,548

	Quarters Ended
	September 30, 2017		September 30, 2016
	.
Analysis of Change in Year Over Year Revenues	Amount	As a % of Total Company	Amount	As a % of Total Company
Average yield (i)	$133	3.8%	$74	2.2%
Volume	24	0.7%	53	1.6%
Internal revenue growth	157	4.5%	127	3.8%
Acquisition	12	0.3%	65	1.9%
Divestitures	(9)	-0.3%	(5)	-0.1%
Foreign currency translation	8	0.2%	1	0.0%
	$168	4.7%	$188	5.6%

	Amount	As a % of Related Business	Amount	As a % of Related Business
(i) Average yield
Collection and disposal	$61	2.0%	$60	2.1%
Recycling commodities	60	18.9%	25	8.7%
Fuel surcharges and mandated fees	12	10.0%	(11)	-8.5%
Total	$133	3.8%	$74	2.2%

	Quarters Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Free Cash Flow Analysis (b) (c)

Net cash provided by operating activities	$856	$758	$2,390	$2,252
Capital expenditures	(350)	(333)	(981)	(962)
Proceeds from divestitures of businesses
and other assets (net of cash divested)	6	8	19	32
Free cash flow	$512	$433	$1,428	$1,322

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.

(b)

The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(c)	Prior year information has been revised to reflect the adoption of ASU 2016-09 and conform to our current year presentation.

(7)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	September 30,	June 30,	September 30,
	2017	2017	2016
Balance Sheet Data

Cash and cash equivalents	$35	$32	$30

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$9,345	$9,057	9,261
Total equity	5,300	5,507	5,383
Total capital	$14,645	$14,564	$14,644

Debt-to-total capital	63.8%	62.2%	63.2%

Capitalized interest	$5	$3	$2

Acquisition Summary (a)

Gross annualized revenue acquired	$16	$34	$23

Total consideration	$31	$48	$32

Cash paid for acquisitions	$29	$41	$28

Other Operational Data

Internalization of waste, based on disposal costs	65.6%	66.3%	65.8%

Total landfill disposal volumes (tons in millions)	28.7	29.0	28.0

Active landfills	247	247	248

Sites accepting waste at the end of each period presented	233	233	233

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$104.7	$104.4	$98.3
Asset retirement costs	23.4	32.8	18.7
Total landfill amortization expense (b) (c)	128.1	137.2	117.0
Accretion and other related expense	20.0	19.5	19.6
Landfill amortization, accretion and other related expense	$148.1	$156.7	$136.6

(a)

Represents amounts associated with business acquisitions consummated during the indicated periods except for Cash paid for acquisitions, which may include cash payments for business acquisitions consummated in prior quarters.

(b)

The quarter ended September 30, 2017 as compared to the quarter ended June 30, 2017 reflects a decrease in amortization expense of approximately $9.1 million, primarily due to changes in landfill estimates identified in both quarters.

(c)

The quarter ended September 30, 2017 as compared to the quarter ended September 30, 2016 reflects an increase in amortization expense of approximately $11.1 million due to increased volumes and changes in landfill estimates identified in both quarters.

(8)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended September 30, 2017		Quarter Ended September 30, 2016
Adjusted Net Income and Diluted Earnings Per Share	After-tax Amount	Per Share Amount	After-tax Amount	Per Share Amount

Net Income and Diluted EPS, as reported	$386	$0.87	$302	$0.68
Adjustments:
Withdrawal from a multiemployer pension plan	7	0.02	-	-
Expense from divestitures, asset impairments and unusual items	5	0.01	72	0.16
Adjusted Net Income and Diluted EPS (a)	$398	$0.90	$374	$0.84

	Quarter Ended September 30, 2017		Quarter Ended September 30, 2016
Adjusted Operating EBITDA and Adjusted Operating EBITDA as a Percent of Revenues	Amount	As a% of Revenues	Amount	As a% of Revenues

Operating Revenues, as reported	$3,716		$3,548

Income from Operations, as reported	$701		$560
Depreciation and amortization	350		336
Operating EBITDA, as reported (b)	$1,051		$896
Adjustments:
Withdrawal from a multiemployer pension plan	11		-
Expense from divestitures, asset impairments and unusual items (c)	9		106
Adjusted Operating EBITDA (b)	$1,071	28.8%	$1,002	28.2%

	Quarter Ended September 30, 2017
Adjusted Tax Expense Reconciliation and Effective Tax Rate	Pre-tax Income	Tax Expense	Effective Tax Rate (d)

As-reported amounts	$603	$215	35.7%

Adjustments:
Withdrawal from a multiemployer pension plan	11	4
Expense from divestitures, asset impairments and unusual items	9	4
As-adjusted amounts	$623	$223	35.8%

(a)     Adjusted third quarter 2017 earnings per diluted share increased 7.1% as compared with adjusted third quarter 2016 earnings per diluted share.

(b)     Third quarter 2017 operating EBITDA increased 17.3% and 6.9% on an as reported and as adjusted basis, respectively, as compared with the same period prior year. Adjusted operating EBITDA as a percent of revenues increased 60 basis points to 28.8% of revenues in the third quarter 2017.

(c)      Third quarter 2017 amount consists of $9 million to increase estimated environmental remediation reserves. Third quarter 2016 amount primarily includes pre-tax charges of i) $43 million related to the impairment of a rural landfill and ii) $42 million related to estimated environmental remediation reserves.

(d)     The Company calculates its effective tax rate based on actual dollars.  Rounding differences occurred when the effective tax rate was calculated using Pre-tax Income and Tax Expense amounts included in the table above, as these items have been rounded in millions.

(9)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions)

(Unaudited)

	Quarter Ended September 30, 2017		Quarter Ended September 30, 2016
Adjusted Operating Expenses as a Percent of Revenues	Amount	As a% of Revenues	Amount	As a% of Revenues

Operating Revenues, as reported	$3,716		$3,548

Operating Expenses, as reported	$2,302	61.9%	$2,216	62.5%
Adjustment:
Withdrawal from a multiemployer pension plan	11
Adjusted Operating Expenses (a)	$2,291	61.7%

	Quarter Ended September 30, 2017		Quarter Ended September 30, 2016
Adjusted Income from Operations and Adjusted Income from Operations as a Percent of Revenues	Amount	As a% of Revenues	Amount	As a% of Revenues

Operating Revenues, as reported	$3,716		$3,548

Income from Operations, as reported	$701		$560
Adjustments:
Withdrawal from a multiemployer pension plan	11		-
Expense from divestitures, asset impairments and unusual items	9		106
Adjusted Income from Operations (b)	$721	19.4%	$666	18.8%

2017 Projected Free Cash Flow Reconciliation (c)
	Scenario 1	Scenario 2
Net cash provided by operating activities	$3,100	$3,200
Capital expenditures	(1,450)	(1,550)
Proceeds from divestitures of businesses and
other assets (net of cash divested)	50	100
Free Cash Flow	$1,700	$1,750

(a)          Adjusted third quarter 2017 operating expenses increased $75 million as compared with the same period prior year. Adjusted third quarter 2017 operating expenses as a percent of revenues improved 80 basis points as compared with the same period prior year.

(b)          Adjusted third quarter 2017 income from operations increased $55 million, or 8.3%, as compared with the same period prior year. Adjusted third quarter 2017 income from operations as a percent of revenues improved 60 basis points as compared with the same period prior year.

(c)           The reconciliation includes two scenarios that illustrate our projected free cash flow range for 2017. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

(10)